Exhibit 99.1
FOR IMMEDIATE RELEASE	Contact:
Paul B. Susie
Chief Financial Officer &
Executive Vice President
Email: psusie@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces Dividend

Annapolis, MD (February 26, 2018) – Severn Bancorp, Inc., (Nasdaq: SVBI) (the “Company”), parent company of Severn Savings Bank, FSB, today announced that the Board of Directors approved a cash dividend to shareholders. The cash dividend of three cents ($0.03) per share of common stock will be payable on March 19, 2018 to shareholders of record at the close of business on March 8, 2018.

Alan J. Hyatt, President and Chief Executive Officer said “The Company is pleased to be able to resume paying a dividend to its shareholders. We are able to do so as a result of continuing growth in core earnings and loans.  We remain focused on creating long term banking relationships with customers in our marketplace that prefer doing business with a community bank.”

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of $800 million and five branches located in Annapolis, Edgewater, Glen Burnie, and Severna Park, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.